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Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this registration statement on Form N-2 (the "Registration Statement") of our report dated February 9, 1995, relating to the financial statements and financial highlights appearing in the December 31, 1994 Annual Report to Shareholders of The Gabelli Equity Trust Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus.



/s/ Price Waterhouse LLP



Price Waterhouse  LLP
1177 Avenue of the Americas
New York, New York 10036
October 4, 1995